Exhibit 99

News Release

COMMUNITY BANK SYSTEM, INC.
5790 Widewaters Parkway, DeWitt, N.Y. 13214	For further information, please contact:
Scott A. Kingsley,
EVP & Chief Financial Officer
Office: (315) 445-3121

Community Bank System Reports
 Strong First Quarter Results

                        SYRACUSE, N.Y. — April 24, 2012 — Community Bank System, Inc. (NYSE: CBU) reported first quarter 2012 net income of $18.8 million ($0.48 per share), an increase of 16.5% over the $16.2 million (also $0.48 per share) reported for the first quarter of 2011.  First quarter 2012’s earnings per share were negatively impacted by the successful common stock offering in support of the pending bank branch acquisition completed in January, by approximately two cents per share.  For the trailing twelve-month period ended March 31, 2012, net income was $75.8 million, or $2.01  per share, and included eight cents per share of acquisition expenses related principally to the Company’s merger with The Wilber Corporation in April 2011.

Total revenue for the first quarter of 2012 was $77.4 million, an increase of $11.0 million, or 16.6%, over the first quarter of last year.  The higher revenue was a result of a 19.6% increase in average earning assets, principally driven by the Wilber acquisition and organic deposit growth, offset by a 12-basis point decline in the Company’s net interest margin to 3.96%.  The quarterly provision for loan losses of $1.6 million was $0.6 million higher than the first quarter of 2011, consistent with a $0.6 million increase in quarterly net charge-offs and the continuation of generally stable and favorable asset quality metrics.  Total operating expenses were $49.4 million for the quarter, or 14.1% higher than the first quarter of 2011, primarily reflective of the additional operating costs associated with the Wilber acquisition.

“Our team produced another solid quarter of earnings to begin 2012,” said President and Chief Executive Officer Mark E. Tryniski.  “Just as important, we have continued to focus on building additional value into our enterprise through selective acquisitions, disciplined lending and a consistent approach to business regardless of economic conditions.  Our pending acquisition of 19 bank branches across our core Upstate New York markets will strengthen and extend our existing presence within these areas.  We remain pleased with the successful integration of the Wilber National Bank which we acquired last April, and now operate as our Central New York Region.  With continued revenue growth, excellent asset quality metrics and our focus on expense management, we are well positioned to continue our strong performance for the remainder of 2012.”

First quarter net interest income of $53.9 million increased 18.4% from the first quarter of 2011, the result of a $967 million increase in average interest-earning assets.  Late in the first quarter, the Company invested approximately $600 million of its existing and expected (from the pending branch acquisition) liquidity into US Treasury securities at a blended yield of 2.3%, consistent with its intentions when it announced the transaction.  Low market interest rates and diligence in managing deposit pricing resulted in the first quarter cost of funds declining 29-basis points in comparison to the same quarter last year.  The benefit derived from the lower cost of funds was offset by a 41-basis point decline in earning-asset yields, driven by lower yields on both investment securities (including cash equivalents) and loans.

First quarter non-interest income of $23.5 million was up 12.6% versus the same quarter of last year.  The Company’s employee benefits administration and consulting businesses grew revenues by 9.7% over first quarter 2011, a result of the CAI Benefits (CAI) acquisition completed in December.  While not immediately additive to operating results, the acquisition added approximately $0.8 million in revenue in the strategically important metropolitan New York marketplace.  The Company’s wealth management group generated a $1.0 million revenue increase, or 43.6%, over the first quarter of 2011, driven by incremental revenue produced from the acquired Wilber trust operations as well as solid organic growth generated by more favorable market conditions.

Community Bank System, Inc.

Mortgage banking revenues of $0.3 million for the quarter were almost entirely from servicing fees, reflective of the decision to hold a majority of secondary market eligible mortgages in portfolio in the first quarter of 2012.  Deposit service fees of $10.4 million were up $0.7 million from the first quarter of 2011, as the addition of the Wilber branches and solid growth in debit card-related revenue more than offset generally lower utilization of overdraft protection programs.

Quarterly operating expenses of $49.4 million were $6.1 million or 14.1% above the first quarter of 2011, reflective of additional operating costs associated with the Wilber and CAI acquisitions completed last year.  The first quarter effective income tax rate of 28.5% was 2.0 percentage points above the rate for the first quarter of 2011, a result of a higher proportion of income being generated from fully taxable sources.

Financial Position

Average earning assets for the first quarter of $5.89 billion were $966.5 million above the first quarter of 2011, and $114.5 million higher than the fourth quarter of 2011.  Ending loans increased $460.3 million from March 2011, reflective of the Wilber acquisition and modest organic growth.  Total net loans were down $10.3 million from the end of December, comprised of $9.1 million of net organic loan growth offset by $19.4 million of net contractual and other principal reductions in the acquired Wilber portfolio.  Organic growth in consumer mortgages during the quarter was offset by continued soft, but improving demand in business lending, and seasonal declines in consumer installment products.  Average investment securities including cash equivalents were up $133.6 million from the fourth quarter of 2011.  The Company actively redeployed maturing loan and investment cash flows and excess funding supplied by deposit growth, and began its planned investment of a portion of the liquidity expected from the pending branch acquisition.  Quarterly average deposits were $874.0 million higher than the first quarter of 2011, a majority of which is attributable to the Wilber acquisition, with organic growth in core accounts contributing as well.  Average deposits increased $40.8 million from the fourth quarter of 2011, with the longer-term trend of strong organic core deposit growth more than offsetting declines in time deposit balances.  Average borrowings for the quarter of $859.8 million were up slightly from both the fourth and first quarters of last year. The increase in quarter-end borrowings of $182.1 million, from year-end 2011 related to the above mentioned, pre-investing initiative.  Quarter-end shareholders’ equity of $840.7 million was $216.6 million higher than March 31, 2011, driven by the issuance of 3.4 million additional shares in conjunction with the Wilber acquisition, the January 2012 issuance of 2.1 million additional shares in advance of the pending branch acquisition, appreciation of the available-for-sale investment portfolio’s fair value, and solid growth in retained earnings due to robust net income generation.  The continued strengthening of the Company’s capital position was evidenced by the net tangible equity to net tangible assets ratio increasing 134 basis points over the last 12 months to end the quarter at 7.70%.

Asset Quality

First quarter net charge-offs were $2.0 million, compared to $1.8 million in the fourth quarter of 2011 and $1.4 million in the first quarter of 2011, as the Company’s asset quality profile continues to be stable and favorable to peer comparisons.  Nonperforming loans as a percentage of total loans at March 31, 2012 were 0.92% (0.74% excluding acquired loans), up from the 0.85% at the end of December 2011, and a very modest 0.59% of total loans at March 31, 2011.  The total delinquency ratio of 1.78% at the end of the first quarter  (1.61% excluding acquired loans) was down 21 basis points from December 31, 2011, and up 32 basis points from the 1.46% level reported at March 31, 2011.  Quarter-end nonperforming assets to total assets of 0.50% (0.38% excluding acquired loans) was up one basis point from December 31, 2011 and was 15 basis points higher than its level at the end of last year’s first quarter. The Company’s asset quality metrics continue to be markedly better than comparative peer and industry averages and illustrate the long-term effectiveness of the Company’s disciplined risk management and underwriting standards.  The first quarter provision for loan losses of $1.6 million was $0.1 million higher than the fourth quarter of 2011 and up $0.6 million from the first quarter of 2011.  The latest quarter’s provision was $0.4 million lower than quarterly net charge-offs, reflective of changes in the proportional mix of loan products in the portfolio.  The ratio of allowance for loan losses to total loans outstanding was 1.21% as of March 31, 2012, down slightly from the 1.22% level at the end of the last three quarter-ends.

Community Bank System, Inc.

Upstate New York Branch Banking Expansion / Common Stock Offering

The Company announced on January 20, 2012, that it had entered into purchase and assumption agreements to acquire 19 branch-banking centers across its core Upstate New York markets from HSBC and First Niagara through its wholly-owned subsidiary, Community Bank, N.A.  Under the terms of the agreement, Community Bank will acquire approximately $218 million in loans and $955 million in deposits at a blended deposit premium of 3.22 percent.  In support of the expected acquisition, the Company also issued and sold approximately 2.13 million shares of common stock in late January, generating net proceeds of $54.9 million.  The transaction is expected to close during the third quarter of 2012, subject to regulatory review and approval.

Annual Meeting Scheduled

The Company’s Annual Meeting of Shareholders will be held on Wednesday, May 9, 2012, at the Foothills Performing Arts and Civic Center in Oneonta, New York.

Conference Call Scheduled

Company management will conduct an investor call at 11:00 a.m. (ET) tomorrow (Wednesday) April 25, 2012 to discuss its first quarter results.  The conference call can be accessed at 1-877-641-0093 (1-904-520-5773 if outside United States and Canada).  An audio recording will be available one hour after the call until June 30, 2012, and may be accessed at 1-888-284-7564 (1-904-596-3174 if outside the United States and Canada) and entering access code 2767071.  Investors may also listen live via the Internet at: [http://www.videonewswire.com/event.asp?id=86286] and may be accessed at any point during this time at no cost.

This earnings release, including supporting financial tables, is available within the press releases section of the Company's investor relations website at: http://ir.communitybanksystem.com.  An archived webcast of the earnings call will be available on this site for one full year.

Headquartered in DeWitt, N.Y., Community Bank System, Inc. has $6.9 billion in assets and over 170 customer facilities.  The Company’s banking subsidiary, Community Bank, N.A. operates across Upstate New York and Northeastern Pennsylvania, where it conducts business as First Liberty Bank & Trust.  Its other subsidiaries include: Benefit Plans Administrative Services, Inc., a national employee benefits consulting and trust administration firm with offices in New York, New Jersey, Pennsylvania and Texas; the CBNA Insurance Agency, with offices in five northern New York communities; Community Investment Services, Inc., a wealth management firm delivering a wide range of financial products throughout the Company's branch network; and Nottingham Advisors, an investment management and advisory firm with offices in Buffalo, N.Y. and North Palm Beach, Florida.  For more information, visit: www.communitybankna.com or www.firstlibertybank.com.

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2012	2011
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Earnings
Loan income	$47,638	$50,511	$50,702	$49,471	$42,297
Investment income	19,873	19,903	19,716	20,379	17,990
Total interest income	67,511	70,414	70,418	69,850	60,287
Interest expense	13,602	15,279	15,850	15,663	14,764
Net interest income	53,909	55,135	54,568	54,187	45,523
Provision for loan losses	1,644	1,593	1,043	1,050	1,050
Net interest income after provision for loan losses	52,265	53,542	53,525	53,137	44,473
Deposit service fees	10,369	11,027	11,134	10,488	9,685
Mortgage banking revenues	320	37	320	982	396
Other banking services	674	694	1,179	645	398
Trust, investment and asset management fees	3,132	2,831	2,904	2,782	2,180
Benefit plan administration, consulting and actuarial fees	8,973	7,879	7,685	7,854	8,183
Investment securities and debt extinguishment gains/(losses), net	0	(69)	(6)	14	0
Total noninterest income	23,468	22,399	23,216	22,765	20,842
Salaries and employee benefits	27,425	27,093	26,543	25,531	23,111
Occupancy and equipment and furniture	6,463	6,089	6,103	6,253	6,057
Amortization of intangible assets	1,086	1,130	1,161	1,189	901
Acquisition expenses	260	142	381	3,617	691
Other	14,169	13,383	13,905	14,536	12,556
Total operating expenses	49,403	47,837	48,093	51,126	43,316
Income before income taxes	26,330	28,104	28,648	24,776	21,999
Income taxes	7,504	9,116	8,640	6,790	5,839
Net income	18,826	18,988	20,008	17,986	16,160
Basic earnings per share	$0.49	$0.51	$0.54	$0.49	$0.48
Diluted earnings per share	$0.48	$0.51	$0.54	$0.49	$0.48
Profitability
Return on assets	1.14%	1.16%	1.23%	1.14%	1.19%
Return on equity	9.22%	9.96%	10.67%	10.15%	10.70%
Return on tangible equity(3)	15.59%	17.91%	19.63%	17.11%	20.33%
Noninterest income/operating income (FTE) (1)	28.8%	27.6%	28.5%	28.1%	29.6%
Efficiency ratio (2)	59.0%	57.2%	57.0%	57.2%	59.3%
Components of Net Interest Margin (FTE)
Loan yield	5.58%	5.80%	5.81%	5.77%	5.73%
Cash equivalents yield	0.26%	0.25%	0.25%	0.24%	0.25%
Investment yield	4.33%	4.49%	4.55%	4.75%	5.01%
Earning asset yield	4.89%	5.11%	5.13%	5.24%	5.30%
Interest-bearing deposit rate	0.56%	0.65%	0.70%	0.70%	0.75%
Borrowing rate	3.79%	4.21%	4.27%	4.24%	4.28%
Cost of all interest-bearing funds	1.13%	1.27%	1.32%	1.34%	1.47%
Cost of funds (includes DDA)	0.96%	1.08%	1.12%	1.14%	1.25%
Net interest margin (FTE)	3.96%	4.06%	4.04%	4.13%	4.08%
Fully tax-equivalent adjustment	$4,031	$3,851	$3,836	$4,018	$3,969

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2012	2011
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Average Balances
Loans	$3,454,240	$3,473,366	$3,481,087	$3,454,246	$3,005,926
Cash equivalents	251,828	233,984	240,127	177,154	159,044
Taxable investment securities	1,565,215	1,495,590	1,458,127	1,447,815	1,188,182
Nontaxable investment securities	613,947	567,835	560,051	579,795	565,564
Total interest-earning assets	5,885,230	5,770,775	5,739,392	5,659,010	4,918,716
Total assets	6,618,812	6,474,722	6,447,210	6,313,391	5,487,618
Interest-bearing deposits	3,964,062	3,929,231	3,926,457	3,864,671	3,234,986
Borrowings	859,774	830,344	832,505	839,003	830,454
Total interest-bearing liabilities	4,823,836	4,759,575	4,758,962	4,703,674	4,065,440
Noninterest-bearing deposits	884,451	878,443	867,373	813,789	739,515
Shareholders' equity	821,043	756,334	743,730	710,765	612,559
Balance Sheet Data
Cash and cash equivalents	$132,055	$324,878	$425,877	$273,693	$296,938
Investment securities	2,765,145	2,151,370	2,075,283	2,088,105	1,792,246
Loans:
Business lending	1,210,773	1,226,439	1,261,125	1,290,893	1,006,114
Consumer mortgage	1,245,217	1,214,621	1,167,781	1,149,219	1,055,164
Consumer installment - indirect	542,605	556,955	564,423	549,449	500,058
Home equity	317,716	323,840	328,468	330,213	299,925
Consumer installment - direct	144,428	149,170	154,672	158,376	139,183
Total loans	3,460,739	3,471,025	3,476,469	3,478,150	3,000,444
Allowance for loan losses	41,809	42,213	42,463	42,531	42,147
Intangible assets	359,480	360,564	360,228	363,015	311,076
Other assets	236,848	222,651	208,460	230,053	190,815
Total assets	6,912,458	6,488,275	6,503,854	6,390,485	5,549,372
Deposits:
Noninterest-bearing	911,131	894,464	887,009	849,071	754,892
Non-maturity interest-bearing	2,974,191	2,776,532	2,782,241	2,721,589	2,361,312
Time	1,066,685	1,124,249	1,169,503	1,186,442	904,827
Total deposits	4,952,007	4,795,245	4,838,753	4,757,102	4,021,031
Borrowings	910,427	728,281	728,335	728,441	728,385
Subordinated debt held by unconsolidated subsidiary trusts	102,054	102,048	102,042	102,036	102,030
Other liabilities	107,297	88,118	79,091	72,835	73,826
Total liabilities	6,071,785	5,713,692	5,748,221	5,660,414	4,925,272
Shareholders' equity	840,673	774,583	755,633	730,071	624,100
Total liabilities and shareholders' equity	6,912,458	6,488,275	6,503,854	6,390,485	5,549,372
Capital
Tier 1 leverage ratio	9.37%	8.38%	8.17%	8.07%	8.42%
Tangible equity/net tangible assets (3)	7.70%	7.12%	6.79%	6.44%	6.36%
Diluted weighted average common shares O/S	39,323	37,491	37,312	37,061	33,989
Period end common shares outstanding	39,439	36,986	36,829	36,807	33,429
Cash dividends declared per common share	$0.26	$0.26	$0.26	$0.24	$0.24
Book value	$21.32	$20.94	$20.52	$19.84	$18.67
Tangible book value(3)	$12.84	$11.85	$11.37	$10.59	$10.01
Common stock price (end of period)	$28.78	$27.80	$22.69	$24.79	$24.27

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2012	2011
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Asset Quality
Nonaccrual loans	$27,787	$26,262	$16,502	$17,833	$14,953
Accruing loans 90+ days delinquent	3,889	3,089	2,319	2,499	2,774
Total nonperforming loans	31,676	29,351	18,821	20,332	17,727
Other real estate owned (OREO)	2,690	2,682	2,776	3,269	1,945
Total nonperforming assets	34,366	32,033	21,597	23,601	19,672
Net charge-offs	2,048	1,844	1,111	666	1,413
Allowance for loan losses/loans outstanding	1.21%	1.22%	1.22%	1.22%	1.40%
Nonperforming loans/loans outstanding	0.92%	0.85%	0.54%	0.58%	0.59%
Allowance for loan losses/nonperforming loans	132%	144%	226%	209%	238%
Net charge-offs/average loans	0.24%	0.21%	0.13%	0.08%	0.19%
Delinquent loans/ending loans	1.78%	1.99%	1.56%	1.50%	1.46%
Loan loss provision/net charge-offs	80%	94%	94%	158%	74%
Nonperforming assets/total assets	0.50%	0.49%	0.33%	0.37%	0.35%
Asset Quality (excluding loans acquired since 1/1/09)
Nonaccrual loans	$20,178	$17,585	$13,540	$13,208	$14,953
Accruing loans 90+ days delinquent	2,700	2,878	2,233	2,466	2,774
Total nonperforming loans	22,878	20,463	15,773	15,674	17,727
Other real estate owned (OREO)	1,778	1,734	1,810	1,889	1,945
Total nonperforming assets	24,656	22,196	17,583	17,563	19,672
Net charge-offs	752	1,844	1,111	666	1,413
Allowance for loan losses/loans outstanding	1.30%	1.36%	1.38%	1.40%	1.40%
Nonperforming loans/loans outstanding	0.74%	0.69%	0.52%	0.52%	0.59%
Allowance for loan losses/nonperforming loans	175%	197%	268%	271%	238%
Net charge-offs/average loans	0.10%	0.24%	0.14%	0.09%	0.19%
Delinquent loans/ending loans	1.61%	1.77%	1.57%	1.45%	1.46%
Loan loss provision/net charge-offs	37%	79%	72%	158%	74%
Nonperforming assets/total assets	0.38%	0.36%	0.29%	0.30%	0.35%

(1) Excludes gain (loss) on investment securities.
(2) Excludes intangible amortization, goodwill impairment, acquisition expenses, and gain (loss) on investment securities.
(3) Includes deferred tax liabilities (of approximately $25.2 million at 3/31/12) generated from tax deductible goodwill.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  CBU does not assume any duty to update forward-looking statements.